EXHIBIT (11)

HILCOAST DEVELOPMENT CORP.
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS





                             Three Months Ended    Nine Months Ended
                                  April 30,             April 30,
                            --------------------  --------------------
                               1996       1995       1996       1995
                            ---------  ---------  ---------  ---------

PRIMARY AND FULLY DILUTED:

  Net income (loss)         ($226,000)  $127,000  ($613,000)  $449,000
                            =========  =========  =========  =========


  Weighted average common
    shares outstanding      2,362,320  2,362,320  2,362,320  2,362,064

  Common stock equiva-
    lents - stock options        -       141,508       -       141,628
                            ---------  ---------  ---------  ---------

     Totals                 2,362,320  2,503,828  2,362,320  2,503,692
                            =========  =========  =========  =========


  Net income (loss)            ($.10)      $.05      ($.26)      $.18
    per share               =========  =========  =========  =========